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                                                                      Exhibit 12

                      EQUITY RESIDENTIAL PROPERTIES TRUST
     CONSOLIDATED AND COMBINED HISTORICAL, INCLUDING PREDECESSOR BUSINESS EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS RATIO

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                                                                                         HISTORICAL
                                                       ----------------------------------------------------------------------------
                                                          12/31/98        12/31/97        12/31/96       12/31/95        12/31/94
                                                       -------------   -------------   -------------   -------------   -------------

                                                                                 (Amounts in thousands)
REVENUES
  Rental income                                        $ 1,293,560   $   707,733    $     454,412    $     73,919    $   220,727
  Fee income - outside managed                               5,622          5,697           6,749           7,030          4,739
  Interest income - investment in mortgage notes            18,564         20,366          12,819           4,862            -
  Interest and other income                                 19,703         13,525           4,405           4,573          5,568
                                                        -------------  ------------  ---------------  --------------  -------------
Total revenues                                           1,337,449        747,321         478,385         390,384        231,034
                                                        -------------  ------------  ---------------  --------------  -------------

EXPENSES
  Property and maintenance                                 326,567        176,075         127,172         112,186         66,534
  Real estate taxes and insurance                          126,009         69,520          44,128          37,002         23,028
  Property management                                       52,705         26,793          17,512          15,213         10,249
  Property management - non-recurring                          -              -               -               -              879
  Fee and asset management                                   4,207          3,364           3,837           3,887          2,056
  Depreciation                                             301,869        156,644          93,253          72,410         37,273
  Interest:
     Expense incurred                                      246,585        121,324          81,351          78,375         37,044
     Amortization of deferred financing costs                2,757          2,523           4,242           3,444          1,930
  Refinancing costs                                            -              -               -               -              -
  General and administrative                                21,718         15,064           9,857           8,129          6,053
                                                        -------------  ------------  ---------------  --------------  -------------
     Total expenses                                      1,082,417        571,307        381,352          330,646        185,046
                                                        -------------  ------------  ---------------  --------------  -------------
Income (loss) before extraordinary items               $   255,032        176,014   $      97,033    $     59,738    $    45,988
                                                        =============  ============  ===============  ==============  =============

Combined Fixed Charges and Preferred Distributions:
   Interest and other financing costs                  $   246,585        121,324   $      81,351    $     78,375    $    37,044
   Refinancing costs                                           -              -               -               -              -
   Amortization of deferred financing costs                  2,757          2,523           4,242           3,444          1,930
   Preferred distributions                                  92,917         59,012          29,015          10,109            -
                                                        -------------  ------------  ---------------  --------------  -------------

TOTAL COMBINED FIXED CHARGES
   AND PREFERRED DISTRIBUTIONS                         $   342,259        182,859   $     114,608    $     91,928    $    38,974
                                                        =============  ============  ===============  ==============  =============

EARNINGS BEFORE COMBINED FIXED CHARGES
   AND PREFERRED DISTRIBUTIONS                         $   504,374        299,861   $     182,626    $    141,557    $    84,962
                                                        =============  ============  ===============  ==============  =============
FUNDS FROM OPERATIONS BEFORE COMBINED FIXED
CHARGES AND PREFERRED DISTRIBUTIONS                    $   806,243        456,505   $     275,879    $    213,967    $   123,114
                                                        =============  ============  ===============  ==============  =============

RATIO OF EARNINGS BEFORE COMBINED FIXED CHARGES
    AND PREFERRED DISTRIBUTIONS TO COMBINED FIXED CHARGES
    AND PREFERRED DISTRIBUTIONS                               1.47           1.64            1.59            1.54           2.18
                                                        =============  ============  ===============  ==============  =============


RATIO OF FUNDS FROM OPERATIONS BEFORE COMBINED FIXED
    CHARGES AND PREFERRED DISTRIBUTIONS TO COMBINED FIXED
    CHARGES AND PREFERRED DISTRIBUTIONS                       2.36           2.50            2.41            2.33           3.16
                                                        =============  ============  ===============  ==============  =============
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